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                                                            Exhibit 11.2


                                 EARNINGS PER SHARE
                              FULLY DILUTED COMPUTATION
                ($ in millions except share and per share amounts)

                                                          Six Months Ended
                                                            December 31,
                                                          1994         1993
- ----------------------------------------------------------------------------------
Basis for computation of earnings per
  common and common equivalent shares:
    Earnings from continuing operations                   $  75.3      $  72.0
    Deduct dividends on 4 Percent
      cumulative preferred stock                              (.2)         (.2)
                                                          --------     --------
    Earnings from continuing operations
      available to common shareholders                       75.1         71.8
    Loss from discontinued operations                        (1.6)        (1.5)
                                                          --------     --------

  Available for common shareholders                       $  73.5      $  70.3
                                                          ========     ========


Number of shares:
  Weighted average shares outstanding                     76,757,943   76,671,461
  Shares issuable upon exercise of stock options,
    net of shares assumed to be repurchased                  716,010      990,497
                                                          ----------   ----------
  Total common and common equivalent
    shares assuming full dilution                         77,473,953   77,661,958
                                                          ==========   ==========


Earnings per common share:
  Continuing operations                                   $  .97      $  .93
  Discontinued operations                                   (.02)       (.02)
                                                          -------     -------
  Net earnings                                            $  .95      $  .91
                                                          =======     =======


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